EXHIBIT 10.7

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made as of the first day of November, 2014, by and between Culy Hawkins (hereinafter the “Landlord”) and I.E.T., Inc. (hereinafter “Tenant”).

In consideration for the mutual promises and covenants contain herein, and for the other good and valuable consideration, the parties hereto hereby agree as follows:

1.	Premises. The Landlord leases to the Tenant, and the Tenant rents from the Landlord, all of the premises located at 2609 ½ West Main, Artesia, NM 88210 (hereinafter the “Premises”).

2.	Term. The term of this Lease shall be for 3 years commencing November 1, 2014 and ending September 30, 2017 (hereinafter the “Term”).

3.	Monthly Rent Payment. The Tenant shall pay to the Landlord base rent of $3,300 per month, which payment shall be made on or before the 10th day of the applicable month.

4.	Mortgages Affecting the Premises. This Lease shall be subject to all present or future mortgages affecting the Premises.

5.	Use. Tenant shall use and occupy the Premises for commercial purposes.

6.	Alterations, Additions or Improvements. The Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of the Landlord.

7.	Landlord’s Responsibilities. The Landlord, at his own expense, shall be responsible for the following: property taxes, any maintenance and repairs to the roof or building foundation and the common area surrounding the Premises.

8.	Tenant’s Responsibilities. The Tenant, at its own expense, shall be responsible for the following: all utilities, maintenance and repairs to the interior of the Premises except those previously stated to be covered by the Landlord, and personal property taxes.

9.	Insurance. The Tenant, at its own expense, will at all times during the Term maintain commercial liability insurance in the amount of not less than $1,000,000 and shall continue same in force and effect throughout the Term of this Lease. The Landlord, at his expense, will at all times during the Term carry a policy of insurance which insures the building, including the Premises, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy); provided, however, that the Landlord will not be responsible for, and will not be obligated to insure against, any loss of or damage to any personal property or trade fixtures of the Tenant or any alterations which the Tenant may make to the Premises or any loss suffered by the Tenant due to business interruption.

10.	Quiet Enjoyment. The Landlord covenants that if, and so long as, the Tenant pays the rent as required under this Lease, and performs the Tenant’s other covenants under this Lease, the Landlord will do nothing to affect the Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term.

11.	Compliance with Laws. The Tenant shall comply with all rules, regulations, ordinances codes and laws of all governmental authorities having jurisdiction over the Premises.

12.	Lease Termination. At the end of the Term of this Lease, the Tenant shall surrender and deliver up the Premises in the same condition (subject to any additions, alterations or improvements, if any) as presently exists, reasonable wear and tear excluded.

13.	Default by Tenant. Upon default by the Tenant of any term or condition of this Lease, the Landlord shall have the right to undertake any or all remedies permitted by applicable law; provided, however, that the Landlord has first notified the Tenant of such default and the Tenant has failed to cure same within fifteen (15) days.

14.	Binding Agreement. This Lease shall be binding upon, and to the benefit of, the parties, their heirs, successors, and assigns.

15.	Notices. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (a) delivered personally or (b) sent by registered mail or certified mail return receipt requested in a postage paid envelope or (c) sent by nationally recognized overnight delivery service. Notices shall be sent to the addresses provided on the signature page hereof or to such other addresses as the Tenant or the Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the seventh (7th) day after the mailing thereof or if sent by overnight delivery service, the next business day.

16.	Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof. No other arrangements or agreements, explicit or implied, are entered into or agreed to by either of the parties.

17.	Governing Law. This Lease will be governed by the laws of the State of New Mexico, without giving effect to its conflict of law principles.

18.	Broker. The Tenant and the Landlord represent and warrant to the each other that no broker brought about this transaction, and each agrees to indemnify and hold the other harmless from any and all claims of any broker(s) arising out of or in connection with the negotiations of or entering into of this Lease by the Tenant and the Landlord.

19.	Severability. If any of the provisions of this Lease, or the application of such provisions, will be invalid or unenforceable, the remainder of this Lease will not be affected, and this Lease will be valid and enforceable to the fullest extent permitted by law.

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20.	Counterparts. This Lease may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Lease, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. The parties expressly agree that if the signature of the Landlord and/or the Tenant on this Lease is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

Tenant’s mailing address:	Landlord’s mailing address:

I.E.T., Inc.	Culy Hawkins
4235 Commerce Street	PO Box 1056
Little River, SC 29566	Artesia, NM 88210-1056

Signed this 25th day of November 2014.

Tenant: I.E.T., Inc.

By:	/s/ Thomas S. Gifford
Name:	Thomas S. Gifford
Title:	Executive Vice President,
Chief Financial Officer and Secretary

Landlord:

/s/ Culy Hawkins
Culy Hawkins

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